EXHIBIT 11.1

                 MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF NET INCOME PER SHARE
        Three and Nine Month Periods Ended September 30, 1998 and 1997

                               Three Months Ended    Nine Months Ended
                                  September 30,        September 30,
                               ------------------    -----------------
                                 1998       1997       1998       1997
                                 ----       ----       ----       ----
                          (In thousands of dollars, except per share data)

BASIC EARNINGS PER SHARE
Average common shares
   outstanding                   111,417    114,935    113,184    117,109
                                ========   ========   ========   ========

Net income                      $ 96,492   $ 84,175   $285,751   $237,226
                                ========   ========   ========   ========
Basic earnings per share        $   0.87   $   0.73   $   2.52   $   2.03
                                ========   ========   ========   ========

DILUTED EARNINGS PER SHARE

Adjusted shares outstanding:
  Average common shares
    outstanding                  111,417   114,935     113,184    117,109
  Net shares to be issued upon
    exercise of dilutive stock
    options after applying
    treasury stock method          1,278     1,451       1,544      1,333
                                --------  --------    --------   --------
  Adjusted shares outstanding    112,695   116,386     114,728    118,442
                                ========  ========    ========   ========

Net income                      $ 96,492  $ 84,175    $285,751   $237,226
                                ========  ========    ========   ========

Diluted earnings per share      $   0.86  $   0.72    $   2.49   $   2.00
                                ========  ========    ========   ========
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